Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the WCI Communities, Inc. 1998 Non-Employee Director Stock Incentive Plan, as amended and restated, of our reports dated March 14, 2006, with respect to the consolidated financial statements and schedules of WCI Communities, Inc. and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of WCI Communities, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Certified Public Accountants

Miami, FL

August 9, 2006